Exhibit 10.1

September 19, 2005

Mr. Don Civgin

555 Summerset Lane

Northfield, IL  60093

Dear Don:

We are pleased to offer you the employment opportunity to join OfficeMax Incorporated (“OfficeMax”) as Executive Vice President, Finance, with a start date of October 3, 2005.  Immediately following the filing of our 3rd quarter 10Q , which we expect to file the first week of November, you will also assume the title of Chief Financial Officer.  The terms of this employment offer are summarized below.

•                  Base Salary – Your compensation will include an initial base salary at the rate of $475,000 gross per annum, payable bi-weekly.  You will be reviewed on a Management-by-Objective format and be eligible for base salary increases, predicated on performance, in the spring of each year.  Your first performance review will be scheduled for the spring of 2006.

•                  Short-Term Incentive – In your role of Executive Vice President and Chief Financial Officer, you will be eligible for an annual target incentive bonus of 55% of your base salary.  This incentive is based on the performance of OfficeMax.  The performance measures in the 2005 short-term incentive plan are:  return on sales, operating earnings before interest and taxes (EBIT), and same store sales growth.  You will be guaranteed a 2005 bonus (at not less than a 55% target) which will be pro-rated based on your start date.  More information regarding this program will be provided to you shortly.

•                  Long-Term Incentive – On the first date of your employment, OfficeMax will award to you 23,000 restricted stock units pursuant to the OfficeMax Incentive and Performance Plan and 32,000 stock options pursuant to the OfficeMax Incentive and Performance Plan.  Both of these grants will vest 33 1/3% per year from the date of grant, and the stock options will be exercisable at a price equal to the fair market value of OfficeMax common stock on the first date of your employment and will have a 10 year exercise period.  In 2006 and forward, and as an executive of the company, you will be eligible to participate in the OfficeMax Incentive and Performance Plan in a manner commensurate with your position with OfficeMax and consistent with awards granted to other senior executives of OfficeMax.  The next review of long-term incentives will be in the Spring of 2006.

•                  Sign-On Equity Grant – On the first date of your employment, OfficeMax will award to you 15,000 restricted stock units pursuant to the OfficeMax Incentive and Performance Plan which will vest 33 1/3% per year from the date of grant and 18,200 stock options pursuant to the OfficeMax Incentive and Performance Plan that also vest 33 1/3% per year from the date of grant, will be exercisable at a price equal to the fair market value of OfficeMax common stock on the first date of your employment and will have a 10 year exercise period.

•                  Severance  – You will be eligible for 12 months severance under the OfficeMax Executive Officer Severance Pay Policy, as in effect on the date hereof, if you are terminated involuntarily, and not for disciplinary reasons. The severance provisions include base pay and medical benefits continuation through the 12 month severance period, plus ) a pro rata annual bonus based on the number of days employed during the performance period, in an amount (before proration) based on actual performance achieved under the applicable plan and payable when such bonuses are paid to other senior executives.

•                  Change in Control – You will receive a Change in Control agreement as approved by the Executive Compensation Committee of the Board of Directors.

•                  Vacation – OfficeMax has a time off policy referred to as Your Time Off (YTO).  As an experienced executive joining OfficeMax, we will establish your eligibility for YTO at a 5-11 year service level equal to 25 YTO days per year.

•                  Benefit Programs – OfficeMax offers a comprehensive benefit package, the key elements of which are outlined in a Benefits brochure that will follow.  In addition, you will be eligible for participation in the Executive Benefit Program, which includes life insurance, an annual physical and financial counseling. The Company will pay your professional fees incurred to negotiate and prepare these arrangements, not to exceed $10,000.

•                  Non-compete Provisions – As an executive with OfficeMax, you will be required to sign the attached non-compete agreement restricting you from obtaining employment with another business entity or person whose principal activity is the sale or distribution of office supplies, office furniture, computer consumables or related office products or services in North America.  Additionally, this offer of employment is contingent on your written confirmation that you currently do not have a non-compete agreement that restricts you from employment with OfficeMax.

•                  Employment at Will – Your employment with OfficeMax is at-will.  This means that both you and OfficeMax are free to terminate the employment relationship within such party’s discretion at any time.  No supervisor or other OfficeMax representative, except the Board of Directors (or the Executive Compensation Committee thereof) or the Vice President of Human Resources, has the authority to alter this relationship and then only if the agreement is in writing, signed by both parties, and is specific to you.  You should never interpret any OfficeMax representative or supervisor’s remarks as a guarantee of continued employment.  Nothing herein or in any of the attachments to this offer letter alters this at-will relationship.

•                  Contingent Offer – An important part of our hiring process is our completion of a background check, a drug screening, reference checks, verification of education, and proof of your ability to work in the U.S.  All of our employment offers are contingent upon your successful completion of these important steps.

In connection with the criminal background check, it is OfficeMax’s obligation to inform you of your rights under the Fair Credit Reporting Act and to obtain authorization from you for the request of information.  Upon your authorization, OfficeMax will employ the resources of a consumer-reporting agency to provide information about you.  A copy of your rights under the Act, as well as a copy of the authorization form, has previously been provided.

Don, we are pleased to make this offer of employment to you and are excited to know that you will soon be joining the OfficeMax team.  Please sign and return one copy of this offer letter to me by September 23, 2005 to signify both your acceptance of this offer and your understanding of its contents.

Don, we look forward to having you on board.

Sincerely,

/s/ Sam Duncan

Sam Duncan

Chairman of the Board and Chief Executive Officer
OfficeMax Incorporated

Enclosures

I understand and accept the terms of the offer contained in this letter. I also understand that my employment is at will.

/s/ Don Civgin
Don Civgin